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PROSPECTUS DATED MARCH 12, 1999                     PRICING SUPPLEMENT NO. 28 TO
PROSPECTUS SUPPLEMENT                       REGISTRATION STATEMENT NO. 333-73405
DATED JANUARY 21, 2000                                          JANUARY 28, 2000
                                                                  RULE 424(B)(3)

                       Donaldson, Lufkin & Jenrette, Inc.
                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue

The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.


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
Principal Amount:                $100,000,000.00                      Optional Conversion:                           N / A

Price To Public:                 100.0000 %                           Notice Date:                                   N / A
Underwriting Discount:            0.15000 %

Proceeds To Issuer:              99.85000 %                           Conversion Date:                               N / A

Settlement Date                  February 2, 2000                     Interest Rate:                                 N / A
(Original Issue Date):

Specified Currency:              US Dollars                           Day Count:                                     N / A

Authorized Denomination:         $1,000                               Interest Payment Dates:                        N / A

Maturity Date:                   February 27, 2001                    First Payment:                                 N / A

Interest Rate:                   6.9100 %                             Optional Repayment Date:                       Non-Call / Life

                                                                      Initial Redemption Date:                       N / A

Day Count:                       Actual/360                           Initial Redemption Percentage:                 N / A

Interest Payment Dates:          At Maturity (February 27, 2001)      Annual Redemption Percentage Reduction:        N / A

Interest Determination Date:     N/A                                  Book Entry Note or Certificated Note:          B / E

First Interest Payment:          February 27, 2001                    Total Amount of OID:                           N / A

Settlement:                      DTC#: 443                            CUSIP:                                         25766CBX1
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Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION